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                                                                   Exhibit 10.66


                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                                ANDRX CORPORATION

                                       AND

                                 RICHARD J. LANE


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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

1.       Employment..........................................................1

2.       Position and Responsibilities.......................................1

3.       Term of Employment..................................................1

4.       Compensation........................................................2

5.       Sign-On Incentives..................................................4

6.       Key-Man Insurance...................................................5

7.       Termination.........................................................5

8.       Severance Compensation..............................................9

9.       Restrictive Covenants..............................................10

10.      No Duty to Mitigate; Set-off.......................................12

11.      Notices............................................................12

12.      Arbitration........................................................13

13.      Attorneys' Fees....................................................13

14.      Governing Law......................................................14

15.      Waiver.............................................................14

16.      Entire Understanding...............................................14

17.      Binding Effect.....................................................14

18.      Assignment.........................................................14

Appendix A................................................................A-1

Appendix B................................................................B-1

Appendix C................................................................C-1




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                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT, effective the 3rd day of June, 2002 ("EFFECTIVE DATE"), by and between Andrx Corporation ("COMPANY"), a Delaware corporation with its principal place of business at 4955 Orange Drive, Davie, Florida 33314, and Richard J. Lane ("EXECUTIVE"). In consideration of the mutual covenants herein contained, Company and Executive hereby agree as follows:

         1. EMPLOYMENT. Company hereby agrees to employ Executive, and Executive agrees to enter the employ of Company, upon the terms and conditions herein provided. Executive warrants to Company that his execution of this Agreement and performance by him of the duties hereunder will not violate the terms of any other agreements to which Executive is a party.

         2. POSITION AND RESPONSIBILITIES.

                  2.1 During the Employment Term, Executive shall serve as Company's Chief Executive Officer with overall charge and responsibility for the business and affairs of Company. Executive shall report directly to Company's Board of Directors (the "BOARD"). Executive also agrees to serve, if elected, as an officer and director of any Subsidiary of Company without additional compensation. Company shall use its best efforts to have Executive appointed as a member of the Board as soon as practicable following the Effective Date, and the Company shall at all times during the Employment Term (as defined in Section 3 below) nominate Executive for election to the Board, and use its best efforts to cause Executive to be elected to the Board. For purposes of this Agreement, the term "SUBSIDIARY" shall mean any corporation in which Company owns at least a majority of that corporation's voting stock and at least a majority of each class of that corporation's nonvoting stock.

                  2.2 During the Employment Term, and excluding any periods of
(a) vacation and sick leave to which Executive is entitled or (b) any other leave approved in advance in writing by the Board, Executive shall devote his full skill, best efforts and substantially all of his business time and attention to the business and affairs of Company. It shall not be a violation of this Agreement for Executive to: (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach occasional courses or seminars at educational institutions, (iii) manage personal investments, (iv) serve as a member of the board of directors of the companies listed at number 1 on Appendix A attached hereto, and (v) until September 4, 2003, perform consulting services for the company listed at number 2 on Appendix A attached hereto, so long as (x) Executive obtains the prior written consent of the Board to engage in such activities described in clauses
(i) and (ii) and (y) such activities under clauses (i), (ii), (iii), (iv), and
(v) do not interfere, in any substantial respect, with Executive's responsibilities hereunder.

         3. TERM OF EMPLOYMENT. Executive's employment shall commence on the date Executive executes this Agreement; provided, however, the Employment Term for purposes of this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to SECTION 7, end on the third (3rd) anniversary of the Effective Date (the "INITIAL TERM"); provided, however, that on the third
(3rd) anniversary of the Effective Date, the Employment


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Term shall automatically be extended by one (1) year unless either Company or
Executive terminate such automatic extension by giving no less than six (6) months written notice to the other of such termination; and further provided, that on the fourth (4th) anniversary of the Effective Date and each subsequent anniversary of the Effective Date thereafter, the Employment Term shall be extended for one (1) year unless either Company or Executive terminate such automatic extension by giving no less than sixty (60) days written notice to the other of such termination prior to the applicable anniversary of the Employment Term. The Initial Term and any extensions thereof shall be referred to herein as the "EMPLOYMENT TERM".

         4. COMPENSATION.

                  4.1 BASE SALARY. For all services rendered by Executive in any capacity during the Employment Term, including, without limitation, services as an executive, officer, director, or member of any committee, Company, commencing with the Effective Date and for a period of twelve (12) months thereafter shall pay an annualized salary to Executive at the rate of six hundred thousand dollars ($600,000). For each twelve (12)-month period thereafter Executive's base compensation shall be subject to upward adjustment by the Compensation Committee of the Board in its sole discretion. Such annualized salary, as adjusted from time to time, shall be referred to herein as "BASE SALARY."

                  4.2 ANNUAL BONUS. For each calendar year during the Employment Term, Executive shall be eligible to receive an annual performance bonus (the "BONUS") based upon achievement of performance criteria to be mutually agreed to by Company and Executive, with a target bonus amount each year equal to no less than forty percent (40%) of Executive's Base Salary (the "TARGET BONUS") and a maximum of no less than eighty percent (80%) of Base Salary. Executive shall receive a Bonus for calendar year 2002 equal to or greater than the product of the Target Bonus multiplied by a fraction, with a numerator equal to the number of days during the period beginning on the Effective Date and ending on December 31, 2002 or, if earlier, the Termination Date, and the denominator equal to three hundred sixty-five (365).

                  4.3 ANNUAL STOCK OPTION AWARDS. In each of 2003, 2004 and 2005, Executive shall be granted an award of non-qualified stock options pursuant to Company's 2000 Stock Option Plan on not less than forty thousand (40,000) shares of Company's common stock. Each such stock option award shall be granted as soon as practicable after Company's receipt of final audited financials for the immediately prior calendar year. Such options shall be granted with an exercise price equal to the fair market value of Company's common stock on the date of grant. In addition, such options shall vest in such manner as the Compensation Committee of the Board determines, however, such manner will be consistent with the vesting methodology of the Performance-Vest Options described in SUBSECTION 5.1(B) below.

                  4.4 FRINGE BENEFITS. During the Employment Term, Company shall provide Executive with the following:

                           (a) AUTOMOBILE. An automobile allowance of at least $1,000.00 per month.




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                           (b) MEDICAL INSURANCE AND PREMIUM REIMBURSEMENT.
         Medical and dental insurance coverage and medical and dental insurance premium reimbursement for Executive and Executive's spouse and eligible dependent children.

                           (c) EXPENSE REIMBURSEMENT. Payment or reimbursement of reasonable travel and other expenses (including without limitation entertainment expenses incurred primarily for the benefit of Company) reasonably incurred by Executive in performing his duties under this Agreement and in carrying out and promoting the business of Company, upon presentation by Executive, from time to time, of an itemized account and receipts ("VOUCHERS") of such expenditures in such detail as may reasonably be required by Company.

                           (d) VACATION. Four (4) weeks of vacation with full pay each twelve (12)-month period during the Employment Term, at such times as shall be mutually agreed upon by Executive and the Board. No portion of any unused vacation time shall be carried over to a subsequent period, nor shall Executive receive any compensation in addition to that provided herein for any unused vacation time.

                           (e) PROFESSIONAL DEVELOPMENT. Subject to review by the Board, during the Employment Term, Executive may attend seminars and conferences relating to the business of Company (with full pay). Company shall pay or reimburse Executive for all fees, reasonable travel and other expenses reasonably incurred in connection with attendance at such seminars and conferences. Reimbursements shall be made upon presentation of Vouchers by Executive.

                           (f) RELOCATION. Company shall pay all reasonable costs of relocation of Executive and Executive's dependents to the Ft. Lauderdale, Florida metropolitan area in accordance with Company's relocation policy for senior executives, consistent with past practices and as supplemented as follows:

                                    (i) Company shall reimburse Executive for
                  reasonable temporary living expenses for Executive and Executive's dependents in the Ft. Lauderdale, Florida metropolitan area for a period not to exceed six (6) months from the Effective Date;

                                    (ii) Company shall reimburse Executive for
                  reasonable travel and accommodation expenses for Executive and Executive's dependents for up to three (3) house selection trips;

                                    (iii) Company will make available to
                  Executive the opportunity to sell Executive's present primary residence at appraised value either to a relocation firm mutually acceptable to Executive and Company or directly to Company; provided, however, that prior to such sale Executive's primary residence must be listed at appraised value for no less than four (4) months and Executive must notify Company of Executive's election of such sale within nine (9) months of the Effective Date and such sale shall be completed on or about the first anniversary of the Effective Date, as mutually agreed to by the parties; and




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                                    (iv) All relocation payments and benefits
                           described in this Section 4.4(f) will be fully grossed-up for any applicable taxes.

                           (g) OTHER BENEFITS. Executive shall also be entitled to participate in any written country-club program, pension or profit sharing plan, stock purchase plan, stock option plan, group life insurance plan, hospitalization insurance plan, medical services plan, or any other written plan of Company now or hereafter existing for the benefit of Executive and other senior executives or officers generally. Company shall provide Executive with life insurance coverage (under Company's group life insurance plan or otherwise) with a death benefit of not less than one million dollars ($1,000,000), payable to a beneficiary or beneficiaries as may be designated by Executive.

         5. SIGN-ON INCENTIVES.

                  5.1 SIGN-ON STOCK OPTION GRANTS. On the date Executive executes this Agreement, Executive shall be granted two (2) non-qualified stock option awards pursuant to Company's 2000 Stock Option Plan, as follows:

                           (a) An award of ten-(10) year options with respect to
                  two hundred fifty thousand (250,000) shares of Company's common stock (the "TIME-VEST OPTION GRANT"). The Time-Vest Option Grant shall vest as follows:

                                    (i) eighty-three thousand (83,000) options
                           shall vest on each of the one-(1) year and two-(2) year anniversaries of the Effective Date, and

                                    (ii) eighty-four thousand (84,000) options
                           shall vest on the three-(3) year anniversary of the Effective Date.

                           (b) A grant of ten-(10) year options with respect to
                  two hundred fifty thousand (250,000) shares of Company's common stock (the "PERFORMANCE-VEST OPTIONS"). The Performance-Vest Options shall fully vest on the seven-(7) year anniversary of the Effective Date, subject to accelerated vesting of all or portions of the award upon the achievement of certain performance criteria as described in Appendix B hereto.

                           (c) The exercise price for both the Time-Vest Options
                  and the Performance-Vest Options shall be the last closing price for Company's common stock on the date Executive executes this Agreement.

                           (d) Company agrees that it shall not make any public
                  announcement concerning Executive's employment by Company until the day following the day on which the stock options awards pursuant to this SECTION 5.1 have been granted.

                  5.2 Sign-On Restricted Stock Unit Grant.

                           (a) On the Effective Date, Executive shall be granted
                  an award of one hundred thousand (100,000) restricted stock units (the "RSU GRANT") with each unit representing the right to acquire one (1) share of common stock of Company. Except as



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         otherwise provided in Section 5.2(c) and Section 8 herein, the RSU
         Grant shall vest as follows: twenty five thousand (25,000) units shall vest on each of the seventh (7th), eighth (8th), ninth (9th) and tenth
         (10th) anniversaries of the Effective Date. For purposes of tax withholding, Company shall withhold shares of common stock of Company at the time Company common stock underlying the RSU Grant are distributed (or otherwise become taxable) to Executive, and shall pay only the statutory minimum withholding amounts to the applicable tax authorities in accordance therewith.

                  (b) Subject to the approval by the Compensation Committee, Executive may defer receipt of the common stock to be received upon the vesting of the RSU Grant by electing to defer such receipt by no later than the earlier of (i) the date six (6) months prior to the applicable vesting date or (ii) the December 31 immediately prior to the applicable vesting date; provided, however, that in the sole discretion of the Compensation Committee and based on the opinion of tax counsel, the election to defer may be required to be made at a different time or may be disallowed in its entirety. In addition, the parties hereto will attempt in good faith to mitigate any loss of deduction under Section 162(m) of the Internal Revenue Code (the "CODE"); provided that Executive shall not be under any obligation to incur any economic loss to effect such mitigation.

                  (c) Upon termination of Executive's employment (i) by Company without Cause, (ii) by Executive for Good Reason, (iii) due to Disability or death, or (iv) upon the failure of Company to continue Executive's employment under this Agreement so that severance compensation would be paid under SECTION 8 hereto, then the vesting of the RSU Grant shall accelerate so that Executive shall be vested in a number of restricted stock units equal to the product of one hundred thousand (100,000) multiplied by a fraction with a numerator equal to the number of complete months from the Effective Date to the date of termination of Executive's employment and a denominator equal to one hundred twenty (120).

         6. KEY-MAN INSURANCE. At any time during the Employment Term, Company shall have the right to insure the life of Executive for the sole benefit of Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of Company. Executive shall have no interest in any such policy, but shall cooperate with Company in taking out such insurance by submitting to physical examinations, by supplying all information required by the insurance company, and by executing all necessary documents, provided that no financial obligation is imposed upon Executive by any such documents.

         7. TERMINATION. This Agreement shall terminate upon the occurrence of any one of the events set forth below:

                  7.1 CAUSE. Company may, at any time and in its sole discretion, terminate the employment of Executive hereunder for Cause, effective as of the date of written notice (a "TERMINATION NOTICE") to Executive specifying the nature of such Cause (the "TERMINATION DATE"). "CAUSE" shall mean:



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                           (a) The conviction of Executive, or a plea of guilty
         or NOLO CONTENDERE, to a felony;

                           (b) Executive's willful misconduct, gross negligence, fraud, embezzlement, or theft, resulting in demonstrable harm to Company; or

                           (c) Executive's willful failure to carry out the legal directions of the Board;

                           provided, however, that for the purposes of determining whether conduct constitutes willful misconduct or willful failure, conduct on Executive's part shall be considered "willful" unless such conduct is done by Executive in good faith and with a reasonable belief that Executive's conduct was in the best interests of Company. Notwithstanding the foregoing, Company may not terminate Executive's employment for Cause unless (i) a determination that Cause exists is made and approved by a majority of Company's Board of Directors, (ii) Executive is given at least fifteen (15) days written notice of the Board meeting called to make such determination, (iii) Executive and Executive's legal counsel are given the opportunity to address such meeting, and (iv) if the conduct constituting Cause is capable of cure, such conduct is not cured to the Board's complete satisfaction in its sole discretion within fourteen (14) days following Executive's receipt of written notice of his termination for Cause. If the employment of Executive is terminated pursuant to this SECTION 7.1, Company shall have no further obligations to Executive after the Termination Date other than the payment of (i) accrued but unpaid Base Salary, (ii) unpaid or unreimbursed benefits and expenses (including relocation payments and any gross-up) through the Termination Date, and
         (iii) earned but unpaid Bonus (the "ACCRUED OBLIGATIONS"), or as otherwise required by law.

         7.2 TERMINATION BY COMPANY FOR NO REASON. Company may, at any time, and in its sole discretion, terminate the employment of Executive hereunder for any or no reason by delivery to him of a Termination Notice. Such termination shall be effective on the date of the Termination Notice; provided, however, that Company shall be obligated to pay Executive severance compensation following the Termination Date as set forth in SECTION 8 hereof so long as Executive executes, and does not revoke within the seven (7) days following such execution, a general waiver and release in substantially the form of Appendix C attached hereto in favor of Company prior to the payment of any such severance compensation.

         7.3 RESIGNATION BY EXECUTIVE.

                  (a) RESIGNATION FOR GOOD REASON. If at any time during the Employment Term Executive resigns from the employ of Company for Good Reason (as defined in the next sentence), Company shall be obligated to pay Executive severance compensation following the Termination Date as set forth in SECTION 8 hereof; provided, however, that Executive executes, and does not revoke within the seven (7) days following such execution, a general waiver and release in substantially the form of Appendix C attached hereto in favor of Company prior to the payment of any such severance compensation. "GOOD REASON" shall mean the occurrence of any of the




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                  following, without Executive's prior written consent, during the thirty (30)-day period immediately preceding the date Executive terminates employment with Company:

                           (i) A material adverse change in Executive's
                  position, duties, authority or responsibilities with respect to Executive's employment by Company as contemplated by this Agreement, excluding any isolated and inadvertent change not taken in bad faith and which is remedied by Company within ten
                  (10) days after receipt of written notice thereof given by Executive;

                           (ii) A reduction in, or failure to provide,
                  Executive's compensation, benefits and perquisites described in this Agreement (other than any reduction applicable to substantially all members of senior management), other than an isolated and inadvertent reduction not committed in bad faith and which is remedied by Company within ten (10) days after receipt of written notice thereof given by Executive;

                           (iii) A change in Executive's principal work location
                  if such new principal work location is (x) more than fifty
                  (50) miles from Executive's principal work location on the Effective Date and (y) more than fifty (50) miles from Executive's principal residence as of the date of such change in Executive's principal work location; or

                           (iv) The failure of any successor of Company to
                  assume in writing all obligations imposed on the applicable assignor hereunder by the sixtieth (60th) day following such succession, unless such assumption occurs by operation of law.

                  (b) RESIGNATION WITHOUT GOOD REASON. Executive shall provide Company with sixty (60) days written notice of Executive's resignation without Good Reason. If Executive resigns without Good Reason, Company shall have no further obligations to Executive after the Termination Date other than payment of the Accrued Obligations, or as otherwise required by law.

         7.4 TERMINATION IN CASE OF DISABILITY OR DEATH.

                  (a) If Executive, due to physical or mental injury, illness, disability or incapacity, shall fail to render the services provided for in this Agreement for a consecutive period of six (6) months or for an aggregate one hundred eighty (180) days in any three hundred and sixty five (365) day period, Company may, at its option, terminate Executive's employment hereunder upon thirty (30) days' written notice to Executive. Disability shall mean, for purposes of this Agreement, physical or mental disability preventing Executive from performing Executive's duties hereunder for the period above specified as determined by the written opinion of a physician selected in good faith by Company and agreed to by Executive, with such agreement not to be unreasonably withheld. If the employment of Executive is terminated pursuant to this SECTION 7.4(A), Company shall have no further obligations to Executive hereunder after the Termination Date other than (i) paying the Accrued Obligations, (ii) providing medical, dental and life



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         insurance for the one (1)-year period following the Termination Date and (iii) vesting and payment of the RSU Grant as described in SECTION 5.2(C), or as otherwise required by law.

                  (b) If Executive shall die during the Employment Term, this Agreement and Executive's employment hereunder shall terminate immediately upon Executive's death. If the employment of Executive is terminated pursuant to this SECTION 7.4(B), Company shall have no further obligations to Executive hereunder after the Termination Date other than (i) paying the Accrued Obligations, (ii) providing medical and dental insurance to Executive's eligible dependents for the one
         (1)-year period following the Termination Date and (iii) vesting and payment of the RSU Grant as described in SECTION 5.2(C).

         7.5 EXECUTIVE'S RIGHT TO TERMINATE UPON CHANGE IN CONTROL.

                  (a) In the event that at any time during the Employment Term there is a Change in Control of Company (as hereinafter defined), Executive shall, in the exercise of Executive's sole discretion and upon the provision of thirty (30) days written notice to Company, be entitled to terminate his employment hereunder during the eighteen
         (18)-month period beginning on the date on which the Change in Control of Company occurs and Company shall in such event pay (i) the Accrued Obligations and (ii) the severance compensation provided in SECTION 8. herein following the Termination Date, provided that "three hundred percent (300%)" shall be inserted in place of "one hundred fifty percent (150%)" where it appears in SECTION 8.1(B) herein, and "thirty-six (36) month" shall be inserted in place of "eighteen (18) month" where it appears in SECTION 8.1(C) herein.

                  (b) As used herein, a "CHANGE IN CONTROL OF COMPANY" shall be deemed to have occurred if (i) any person (including any individual, firm, partnership or other entity) together with all Affiliates and Associates (as defined under Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") of such person, but excluding (A) a trustee or other fiduciary holding securities under an executive benefit plan of Company or any subsidiary of Company, (B) a corporation owned, directly or indirectly, by the stockholders of Company in substantially the proportions as their ownership of Company, (C) Company or any subsidiary of Company, or (D) Executive, together with all Affiliates and Associates of Executive, is or becomes the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Company representing 40% or more of the combined voting power of Company's then outstanding securities, such person being hereinafter referred to as an Acquiring Person; (ii) individuals who, on the date hereof, are Continuing Directors shall cease for any reason to constitute a majority of Company's Board; (iii) the stockholders of Company approve a merger or consolidation of Company with any other entity, other than a merger or consolidation that would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of Company or such surviving entity


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         outstanding immediately after such merger or consolidation, or (iv) the stockholders or Company approve a plan of complete liquidation of Company or an agreement for the sale or disposition by Company of all or substantially all of Company's assets. For purposes of this Section, the term "CONTINUING DIRECTOR" shall mean (1) any member of the Board, while such person is a member of the Board, who was a member of the Board prior to the date of this Agreement, or (2) any person who subsequently becomes a member of the Board, while such person is a member of the Board (excluding an Acquiring Person or a representative of any Acquiring Person), if such person's nomination for election or election to the Board is recommended or approved by a majority of the Continuing Directors.

         7.6 NONRENEWAL OF EMPLOYMENT TERM BY COMPANY. If (i) Company does not renew the Employment Term in accordance with SECTION 3 above and (ii) Executive remains employed by Company on a continuous basis until the end of the Employment Term, Executive shall be entitled to the same severance payments and benefits as provided in connection with a termination pursuant to SECTION 7.2 above as if Company had terminated Executive's employment without Cause as of the last day of the Employment Term.

         7.7 NONRENEWAL OF EMPLOYMENT TERM BY EXECUTIVE. If Executive does not renew the Employment Term in accordance with SECTION 3 above, Executive shall be entitled to the same payments and benefits as provided in SECTION 7.3(B) above, as if Executive had terminated his employment without Good Reason as of the last day of the Employment Term.

         8. SEVERANCE COMPENSATION.

                  8.1 In the event Executive's employment hereunder is terminated by Company pursuant to SECTION 7.2 or SECTION 7.6 hereof, or by Executive pursuant to SECTION 7.3(A) or SECTION 7.5 hereof, Company shall:

                  (a) within thirty (30) days of such termination of employment, pay Executive the Accrued Obligations;

                  (b) within thirty (30) days of such termination of employment, pay Executive a lump-sum payment (the "SEVERANCE PAYMENT") equal to one hundred fifty percent (150%) of the sum of (i) the Base Salary plus
         (ii) the most recent Target Bonus, or, if greater, the most recent Bonus received by Executive;

                  (c) during the eighteen (18)-month period beginning on the date of termination of employment, continue to provide Executive with
         (i) the benefits described in SUBSECTIONS 4.4(A), (B) and (G) for which being an active employee is not a legal requirement; provided, however, that medical and dental insurance shall, to the extent applicable, be provided to Executive through Company providing the full premium for such insurance through COBRA continuation coverage;

                  (d) pay Executive a lump-sum payment equal to the actual Bonus Executive would have received (if such Bonus would have in fact been paid based on Company performance) if Executive's employment had not terminated multiplied by a fraction, with a numerator equal to the number of days Executive is employed by



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         Company in the year in which the termination of Executive's employment occurs and the denominator equal to three hundred sixty-five (365), payable when such Bonus is paid to other senior executives of Company;

                  (e) accelerate the vesting of any outstanding Time-Vest Options, any outstanding options granted pursuant to SECTION 4.3 above and any other option awards granted to Executive during the Employment Term that would have vested as of the later of (i) the date twelve (12) months following the Termination Date, or (ii) the end of the Initial Term (with option exercisability continuing until the earlier of the end of the option term or five years); and

                  (f) accelerate vesting of Executive's RSU Grant pursuant to SUBSECTION 5.2(C) above.

         8.2 If any payment to Executive would trigger "golden parachute" excise taxes pursuant to Section 4999 of the Code (or any successor provision), a gross-up payment will be provided in an amount sufficient to make Executive whole for applicable excise taxes and all income, employment, additional excise taxes or any interest or penalties with respect to such gross-up payment (the "GROSS-UP PAYMENT"). All determinations concerning whether a Gross-Up Payment is due to Executive and the amount of such Gross-Up Payment will be made by a nationally recognized firm of certified public accounts (the "ACCOUNTING FIRM") selected by Company and subject to the approval of Executive, such approval not to be unreasonably withheld. If the Accounting Firm determines that any Gross-Up Payment is due Executive, Company will pay the required Gross-Up Payment to Executive or on Executive's behalf within ten (10) business days after receipt of such determination and calculations. If the Accounting Firm determines that no "golden parachute" excise taxes would be triggered, it will, at the same time as it makes such determination, furnish Executive with an opinion that Executive has substantial authority not to report any excise tax on Executive's federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon Company and Executive.

         9. RESTRICTIVE COVENANTS.

         9.1 CONFIDENTIAL INFORMATION. Executive recognizes and acknowledges that the list of Company's customers, as it may exist from time to time, its financial data, and its future plans and its trade secrets are valuable, special and unique assets of Company. Except in connection with Executive's duties hereunder, at no time will Executive disclose any such list or information, or any part thereof to any person, firm, corporation, association or other entity for any unauthorized reason or purpose whatsoever. In the event of a breach or threatened breach by Executive of the provisions of this SECTION 9.1, Company shall notify Executive, in writing, of the nature of Executive's breach of the provisions hereof, and if such breach is repeated and continuing, shall be entitled to an injunction restraining Executive from disclosing, in whole or in part, such list or information, or from rendering any services to any person, firm, corporation, association or other entity to whom such list or information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from Executive.

         9.2 NON-COMPETE AND NON-SOLICITATION. During the Employment Term and for a period of one (1) year immediately thereafter, Executive covenants and agrees as follows:

                  (a) Executive shall not, without the prior written consent of Company, Participate in the management of any Competing Business. For purposes of this SUBSECTION 9.2(A) "PARTICIPATE" shall mean: (A) holding a position (including, but not limited to, employee, consultant, principal, member, agent, officer, director, partner or shareholder) in which Executive directly manages such Competing Business; (B) holding a position (including, but not limited to, employee, consultant, principal, member, agent, officer, director, partner or shareholder) in which anyone else who directly manages such Competing Business is in Executive's reporting chain or chain-of-command, regardless of the number of reporting levels between them; or (C) providing input, advice, guidance, or suggestions regarding the management of such Competing Business to anyone responsible therefore. For purposes of the immediately prior sentence, shareholder shall not mean a less than one percent (1%) shareholder of a publicly traded company or a less than five percent (5%) shareholder of a privately held company. "COMPETING BUSINESS" shall mean any business entity or group of business entities, regardless of whether organized as a corporation, partnership (general or limited), joint venture, association or other organization or entity that designs, develops, produces, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services (i) in a substantial stage of design or development, (ii) designed or developed, (iii) manufactured, (iv) produced or (v) offered for sale or sold by a Company business as of the Termination Date.

                  (b) Executive shall not directly or indirectly solicit or encourage any employee of Company who was an employee of Company as of the Termination Date, to leave Company or accept any position with any other entity.

                  (c) Executive shall not directly or indirectly contact any then-existing customers or vendors of Company for the purpose of soliciting or encouraging such customers or vendors to alter their relationship with Company in any way that would be adverse to Company.

                  (d) In the event any of the foregoing covenants shall be determined by any court or arbitrator of competent jurisdiction to be unenforceable by reason of extending for too great a period of time, over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or arbitrator. The invalidity or unenforceability of any particular provision of this
         SECTION 9 shall not affect the other provisions hereof, which shall continue in full force and effect.

         9.3 REMEDY. Executive acknowledges that Company has no adequate remedy at law and will be irreparably harmed if Executive breaches or threatens to breach the provisions of SECTIONS 9.2(A), 9.2(B) OR 9.2(C) of this Agreement, and, therefore, agrees that Company shall be entitled to injunctive relief to prevent any breach or threatened breach of such Sections and that Company shall be entitled to specific performance of the terms of such Sections in addition to any other legal or equitable remedy it may have. Nothing in this Agreement shall be construed as prohibiting Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.

         10. NO DUTY TO MITIGATE; SET-OFF. Company agrees that if Executive's employment is terminated during the Employment Term, Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by Company pursuant to this Agreement. Further, the amount of the Severance Payment provided for in this Agreement shall not be reduced by any compensation earned by Executive or benefit provided to Executive as the result of employment by another employer or otherwise. Except as otherwise provided herein, Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which Company may have against Executive. Executive shall retain any and all rights under all pension plans, welfare plans, equity plans and other plans, including other severance plans, under which Executive would otherwise be entitled to benefits.

         11. NOTICES. All notices required to be given under this Agreement shall be in writing, sent certified mail, return receipt requested, postage prepaid, to the following addresses or to such other addresses as either may designate in writing to the other party:

         If to Company, then:

                          Andrx Corporation
                          4955 Orange Drive
                          Davie, Florida 33314
                          Attn:  General Counsel

                          with a copy to:

                          Vedder, Price, Kaufman & Kammholz
                          222 N. LaSalle Street, Suite 2600
                          Chicago, IL  60601
                          Attn:  Robert J. Stucker, Esq.

         If to Executive, then:

                          Richard J. Lane
                          5884 Lower Mountain Road
                          New Hope, PA  18938
                          with a copy to:

                          Willkie, Farr & Gallagher
                          787 Seventh Avenue
                          New York, NY  10019
                          Attn:  Stephen T. Lindo, Esq.

         12. ARBITRATION. Any dispute or controversy between Company and Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of Company and Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Company and Executive. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Dade or Broward County. Florida or such other location to which the parties may agree. Company shall pay the costs of any arbitrator appointed hereunder and the costs of such arbitration. This Agreement shall constitute a written agreement to submit any such dispute or controversy to arbitration within the meaning of the Florida Arbitration Code and shall confer jurisdiction on the Courts of the State of Florida to enforce such agreement to arbitrate and to enter judgment on an award in accordance with said Florida Arbitration Code.

         13. ATTORNEYS' FEES.

         13.1 If Executive is the successful party to any arbitration or litigation between or among any of the parties to this Agreement, then he shall be entitled to recovery a reasonable attorney's fees, arbitration fees and court costs from the Company; if he is not the successful party to any arbitration or litigation between or among any of the parties to this Agreement, then costs of the arbitrators and other similar costs in connection with an arbitration shall be shared equally by the parties and all other costs, such as attorneys' fees incurred by each party, shall be borne by the party incurring such costs.

         13.2 Upon Executive providing Company with copies of detailed statements for legal services, Company shall reimburse Executive for the reasonable fees and expenses of legal counsel retained by Executive in negotiating this Agreement.

         14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida. Any arbitration, lawsuits or other proceedings related to this Agreement or the transactions herein described shall be commenced and held in Dade or Broward County, Florida or such other location as the parties mutually agree.

         15. WAIVER. The waiver by either party hereto of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party hereto.

         16. ENTIRE UNDERSTANDING. This Agreement contains the entire understanding of the parties relating to the employment of Executive by Company. It may not be changed orally but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         17. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Company, its successors and assigns and Executive and his heirs and legal representatives.

         18. ASSIGNMENT. Executive acknowledges that the services to be rendered by Executive are unique and personal. Accordingly, Executive may not assign any of Executive's rights (except as specifically permitted herein) or delegate any of Executive's duties or obligations under this Agreement, except with the written permission of Company.

         IN WITNESS WHEREOF, each of the parties have executed this Agreement as of the dates written below.

                                       ANDRX CORPORATION


                                       By: /s/ Elliot F. Hahn, Ph.D.
                                           -------------------------------------
                                           Its: President
                                                --------------------------------
                                           Date: May 18, 2002



                                       EXECUTIVE


                                       /s/ Richard J. Lane
                                       -----------------------------------------
                                       Richard J. Lane

                                       Date: May 18, 2002

                                                                      APPENDIX A

                      COMPANIES FOR PURPOSES OF SECTION 2.2





         1. Companies for board memberships: Millipore Corporation and OraSure Technologies, Inc.



         2. Company for consulting: Bristol-Myers Squibb Company.

                                                                      APPENDIX B

                               OPTION ACCELERATORS

         1. For 50,000 option shares each, with no more than two accelerations -

                  1.1 Following a Victory (as defined below) in the Prilosec litigation, by maintaining an Average Stock Price (as defined below) of at least $125 per share for a three-month period of time during which there is not more than one additional generic competitor

                  1.2 Following a Victory in the Prilosec litigation, by maintaining an Average Stock Price of at least $80 per share for a three-month period of time during which there is not more than two (2) additional generic competitors

                  1.3 Following a Victory in the Prilosec litigation, by maintaining an Average Stock Price of at least $60 per share for a three-month period of time during which there are three or more additional generic competitors

                  1.4 Following a Loss in the Prilosec litigation, by maintaining an Average Stock Price of at least $45 per share for a three-month period of time

                  1.5 Following a settlement with Astra of the patent issues relating to the Prilosec litigation, by maintaining an Average Stock Price of at least $80 per share for a three-month period of time.

                  1.6 For purposes of this Section 1 of Appendix B, a "VICTORY" shall mean a either (i) a judicial determination of non-infringement or invalidity with respect to each of the patents at issue in Company's Prilosec litigation pending in the United States District Court for the Southern District of New York ("COURT DECISION") or (ii) a Board approved launch of one or more strengths of the Company's generic version of Prilosec followed by a Court Decision.

                  1.7 For purposes of this Section 1 of Appendix B, "AVERAGE STOCK PRICE" shall equal the sum of the closing price of Company's common stock reported on the National Association of Securities Dealers Automated Quotation Market System ("NASDAQ"), or on the principal securities exchange on which Company's common stock is then traded, for each trading day during the applicable three-month period, divided by the number of trading days during such three-month period.

                  1.8 For purposes of this Section 1 of Appendix B, a "LOSS" shall mean a judicial determination that Company's ANDA product infringes any valid and enforceable patents at issue in Company's Prilosec litigation pending in the United States District Court for the Southern District of New York.

         2. For 40,000 option shares -

         Maintaining audited total net sales for the Company's controlled release generic products (as a whole) at a level that is at least 20% of the brand opportunity on the date of launch, for at least a two year period of time; either including or excluding Prilosec, in both the numerator and denominator. For this purpose, the "brand opportunity" shall be determined by referring to IMS or other widely recognized databases which estimate the amount of revenues that the brand product derived during the 12 month period preceding the date on which the Company launched its controlled release generic product. This accelerator shall only apply once.

         3. For 50,000 option shares each -

         By maintaining the following audited average earnings per share levels, with either R&D spending of at least 20% of Company product sales or an increase of at least 25% in R&D spending from the prior year: $4.00 for the year ended December 31, 2003; $5.00 for the year ended December 31, 2004; and $6.25 for the year ended December 31, 2005, in each case excluding earnings derived during the 180-day period of marketing exclusivity for generic Prilosec.

         4. For 30,000 option shares -

         By generating audited brand-product net sales in excess of $225,000,000 during either of the calendar years 2004 or 2005, but in each case excluding sales derived from products hereafter acquired by Company and such sales shall be included only to the extent that the profits from such sales are earned by Company. Thus, for example, if Company were to co-market Altocor with another company, and each company earns a share of the profits of the other, for this purpose Company brand sales revenues would include only its profit percentage of the revenues derived from its and the other company's respective sales forces.

         5. For 25,000 option shares -

         Maintaining an average growth rate of at least 30% in audited net sales of distributed products for two full calendar years, beginning January 1, 2003.

         All amounts reflected herein shall be determined in accordance with generally accepted accounting principles of the United States, consistently applied, using audited financials and adjusting for any stock dividend or split, recapitalization, merger, consolidation or other similar corporate change or distribution of stock or property by the Company.

         The Compensation Committee of the Board may, in its sole discretion, at any time and from time to time, modify the foregoing accelerators and the amounts thereof, but such modifications (if made) shall be only to benefit Executive.

                                                                      APPENDIX C

                          GENERAL RELEASE OF ALL CLAIMS

         1. For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned ("EXECUTIVE"), for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, "RELEASERS"), does hereby release, waive, and forever discharge Andrx Corporation (the "COMPANY"), Anda Generics, Inc., Andrx, Andrx Pharmaceuticals, Inc., Andrx Laboratories, Inc., Cybear, Inc., and all their subsidiaries, affiliates, related organizations, and all present, past and future employees, officers, agents, directors, attorneys, successors, and assigns (collectively, the "RELEASEES") from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys' fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Executive's employment with the Company or any of its affiliates and the termination of Executive's employment. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract or public policy and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. ss. 1981), the National Labor Relations Act, the Age Discrimination in Employment Act (ADEA), the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive's employment with the Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this General Release. The foregoing release does not cover: (1) any right to indemnification now existing pursuant to applicable insurance or under the Articles of Incorporation or By-laws of the Company regardless of when any claim is filed, (2) any right to sue or take other action to enforce the Employment Agreement between Company and Executive, effective ______________ (the "EMPLOYMENT AGREEMENT") or (3) to assert defenses in the event that a claim is asserted against Executive by the Releasees (the "Non-Released Claims").

         2. Executive and Company shall publicly tell persons that Executive's employment was amicably terminated as a result of conflicting management styles. Executive agrees that Executive shall not at any time engage in any form of conduct or make any statements or representations that disparage or otherwise impair the reputation, goodwill or commercial interests of any of the Releasees. Company agrees that it shall not at any time engage in any form of conduct or make any statements or representations that disparage or otherwise impair the reputation of Executive.

         3. Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive's right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive's behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

         4. Executive agrees never to sue Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under ADEA to challenge this General Release and to bring a claim with respect to the Non-Released Claims. If Executive violates this General Release by suing Releasees, other than under ADEA or as otherwise set forth in
Section 1 hereof, Executive shall be liable to the Company for its reasonable attorneys' fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party's belief that Executive's waiver of claims under ADEA is invalid or unenforceable, it being the interest of the parties that such claims are waived.

         5. Executive acknowledges and recites that:

                  (a) Executive has executed this General Release knowingly and voluntarily;

                  (b) Executive has read and understands this General Release in its entirety;

                  (c) Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;

                  (d) Executive's execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release; and

                  (e) Executive has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it.

         6. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Florida, except for the application of pre-emptive federal law.

         7. Executive shall have 7 days from the date hereof to revoke this General Release by providing written notice of the revocation to the Company's General Counsel, as provided in Section 11 of the Employment Agreement, in which event this General Release shall be unenforceable and null and void.

         PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

                                       [INSERT NAME OF EXECUTIVE]


Date: May 18, 2002                     /s/ Richard J. Lane
                                       -----------------------------------------
                                       Executive